Exhibit 4.2
STOCKHOLDERS AGREEMENT
THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of [_], 2021, by and among HireRight Holdings Corporation, a Delaware corporation (the “Company”), General Atlantic (HRG) Collections, L.P., a Delaware limited partnership (“GA HRG”), GAPCO AIV Interholdco (GS), L.P., a Delaware limited partnership (“GAPCO”), GA AIV-1 B Interholdco (GS), L.P., a Delaware limited partnership (“GA AIV-1 B”), GA AIV-1 A Interholdco (GS), L.P., a Delaware limited partnership (“GA AIV-1 A” and together with GA HRG, GAPCO, GA AIV-1 B and each of their affiliated investment entities, the “GA Stockholder”), Trident VII, L.P., a Cayman Islands exempted limited partnership (“Trident VII”), Trident VII Parallel Fund, L.P., a Cayman Islands exempted limited partnership (“Trident VII Parallel”), Trident VII DE Parallel Fund, L.P., a Delaware limited partnership (“Trident VII DE Parallel”) and Trident VII Professionals Fund, L.P., a Cayman Islands exempted limited partnership (“Trident VII Professionals” and together with Trident VII, Trident VII Parallel and Trident VII DE Parallel, the “Trident Stockholder” and together with the GA Stockholder, the “Lead Stockholders”).
RECITALS
WHEREAS, as of the date hereof, the Lead Stockholders collectively hold a majority of the outstanding capital stock of the Company;
WHEREAS, in connection with, and effective upon, the date of completion of the initial public offering of the Company (the “Effective Date”), the Company and the Lead Stockholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lead Stockholders agree as follows:
AGREEMENT
1.    Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meaning when used herein with initial capital letters:
“Affiliate” of any Person shall mean any other Person controlled by, controlling or under common control with such first Person; where “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).
“Beneficially Own” shall mean that a specified person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares of capital stock of the Company; provided, however, that the voting arrangement hereunder shall not result in the GA Stockholder or its Affiliates, on the one hand, and the

Trident Stockholder or its Affiliates, on the other hand, being deemed to beneficially own the shares of the other.
“Board” means the board of directors of the Company.
“Bylaws” means the Amended and Restated Bylaws of the Company.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.
“Common Stock” means common stock of the Company, par value $0.001 per share.
“Director” means any member of the Board.
“Indebtedness” means (a) all indebtedness of the Company and any of its Subsidiaries for borrowed money, (b) all obligations of the Company and any of its Subsidiaries evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the amount of all drafts drawn under any and all letters of credit issued for the account of the Company or any of its Subsidiaries (but only to the extent of any unreimbursed drawings under any letter of credit), (d) all Indebtedness of any other Person secured by any Lien on any property owned by the Company or any of its Subsidiaries, whether or not such Indebtedness has been assumed by the Company or any of its Subsidiaries (but only to the extent it becomes non-contingent), (e) all obligations of the Company and any of its Subsidiaries to pay the deferred purchase price of property or services (including any earnout obligation), except trade accounts payable arising and paid in the ordinary course of business, (f) the capitalized amount of all capital leases of the Company and any of its Subsidiaries, (g) any liability of the Company or any of its Subsidiaries under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect the Company and any of its Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices, and (h) all guarantees with respect to any Indebtedness of any other Person of the type described in clauses (a) through (g) of this definition.
“Lien” means any encumbrance, restriction, claim, mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, banker’s lien, privilege or priority of any kind having the effect of security.
“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization, including a government or any subdivision or agency thereof.
“Sale of the Company” means any transaction or series of transactions pursuant to which any Person that is not an Affiliate of the parties hereto or is not acting in concert with the parties hereto (“Third Party”) or group of Third Parties in the aggregate acquires (i) capital stock of the Company or capital stock of the surviving entity in a merger involving the Company, in each case, entitled to vote to elect directors or managers with a majority of the voting power of the

Company’s or the surviving entity’s board of directors or managers (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided, that a public offering shall not constitute a Sale of the Company.
“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions, or (b) such first Person is a general partner or managing member (excluding partnerships in which such Person or any Subsidiary thereof does not have a majority of the voting interests in such partnership).
2.    Board of Directors.
(a)    Subject to the other provisions of this Section 2, as of the Effective Date, the number of Directors constituting the full Board shall initially be fixed at [nine (9)].
(b)    The Board shall be divided into three (3) classes of Directors in accordance with the terms of the Company’s Certificate of Incorporation. As of the Effective Date, the [nine (9)] directors shall be divided into three (3) classes as follows:
(i)    the Class I Directors shall include [_], [_], and [_];
(ii)    the Class II Directors shall include [_], [_], and [_]; and
(iii)    the Class III Directors shall include [_], [_] and [_].
(c)    For the avoidance of doubt, Section 2(b) is applicable solely to the initial composition of the Board, except that, subject to the Company’s Certificate of Incorporation or to action by the Board from time to time to assign any Director to a different class, a Director shall remain a member of the class of Directors to which he or she was assigned in accordance with Section 2(b).
(d)    From the Effective Date, the GA Stockholder shall have the right, but not the obligation, to nominate to the Board a number of designees (such persons, the “Nominees”) equal to at least: (i) a majority of the Directors of the Board, so long as the GA Stockholder Beneficially Owns shares of Common Stock representing over 40% of the Common Stock then outstanding, (ii) three (3) Directors, so long as the GA Stockholder Beneficially Owns shares of Common Stock representing at least 30% but less than or equal to 40% of the Common Stock then outstanding, (iii) two (2) Directors so long as the GA Stockholder Beneficially Owns shares of Common Stock representing at least 20% but less than or equal to 30% of the Common Stock then outstanding and (iv) one (1) Director so long as the GA Stockholder Beneficially Owns shares of Common Stock representing at least 10% but less than or equal to 20% of the Common Stock then outstanding. The initial Nominees of the GA Stockholder shall be Josh Feldman (as a Class [_] Director) and Peter Munzig (as a Class [_] Director). At the GA Stockholder’s request, each class of Directors shall include, to the extent practicable, at least one Nominee designated by the GA Stockholder.
(e)    From the Effective Date, the Trident Stockholder shall have the right, but not the obligation, to nominate to the Board a number of Nominees equal to at least: (i) two (2) Directors, so long as the Trident Stockholder Beneficially Owns shares of Common Stock representing over 20% of the Common Stock then outstanding and (ii) one (1) Director, so long as the Trident Stockholder Beneficially Owns shares of Common Stock representing at least 10% but less than or equal to 20% of the Common Stock then outstanding. The initial Nominees of the Trident Stockholder shall be James Carey (as a Class [_] Director) and James Matthews (as a Class [_] Director).
(f)    In any and all elections of Directors of the Board (whether at a meeting of the stockholders or by written consent in lieu of a meeting), each Lead Stockholder shall vote or cause to be voted all shares Beneficially Owned by it and otherwise use its respective best efforts to take all actions, so as to elect as a Director each Nominee designated by a Lead Stockholder pursuant to Section 2(d) and Section 2(e).
(g)    In the event that either the GA Stockholder or the Trident Stockholder has nominated less than the total number of designees that such Lead Stockholder shall be entitled to nominate pursuant to Section 2(d) and Section 2(e), as applicable, such Lead Stockholder shall have the right, at any time, to nominate such additional designees to which it is entitled to the class of Directors determined by such Lead Stockholder, in which case, the Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law), to (x) enable such Lead Stockholder to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise and (y) to designate such additional individuals nominated by such Lead Stockholder to fill such newly created vacancies or to fill any other existing vacancies. Any such designation by the Lead Stockholders shall be consistent with the principle that each class of Directors shall be as close as possible to equal in size.
(h)    The Company shall pay all reasonable out-of-pocket expenses incurred by any Nominee in connection with the performance of his or her duties as a Director and in connection with his or her attendance at any meeting of the Board.
(i)    No reduction in the number of shares of Common Stock that each Lead Stockholder Beneficially Owns shall shorten the term of any incumbent Director.
(j)    In the event that any Nominee shall cease to serve for any reason during a term, the Lead Stockholder that nominated such Nominee shall be entitled to designate such person’s successor in accordance with this Agreement (regardless of each Lead Stockholder’s Beneficial Ownership of Common Stock at the time of such vacancy) and the Board shall promptly fill the vacancy with such successor Nominee; it being understood that any such designee shall serve the remainder of the term of the Director whom such designee replaces.

(k)    If a Nominee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a Nominee or for another reason is unavailable or unable to serve on the Board, the applicable Lead Stockholder shall be entitled to designate promptly another Nominee and the Director position for which the original Nominee was nominated shall not be filled pending such designation.
(l)    At such times as the Company is required by applicable law or stock exchange listing standards to have a majority of the Board comprised of “independent directors” (subject in each case to any applicable phase-in periods), the Nominees shall include a number of persons that qualify as “independent directors” under applicable law and stock exchange listing standards such that, together with any other “independent directors” then serving on the Board that are not Nominees, the Board is comprised of a majority of “independent directors”; provided, that the Lead Stockholders agree to consult with each other to determine how best to satisfy such “independent directors” requirements; provided, further, that at any time that a Lead Stockholder shall have any nomination rights under this Section 2, each such Lead Stockholder shall be entitled to at least one (1) Nominee who does not qualify as an “independent director”.
3.    Company and Lead Stockholder Obligations.
(a)    The Company agrees that, prior to the date that each Lead Stockholder ceases to Beneficially Own shares of Common Stock representing at least 10% of the Common Stock then outstanding, subject to the Board’s fiduciary obligations to the Company and its stockholders, to the fullest extent permitted by law, it will ensure that (i) each Nominee that is in the class of Directors up for election is included in the Board’s slate of nominees to the stockholders (the “Board’s Slate”) for each election of Directors; and (ii) each Nominee that is in the class of Directors up for election is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of Directors (each, a “Director Election Proxy Statement”), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board. Each Lead Stockholder will promptly report to the Company after such Lead Stockholder ceases to Beneficially Own shares of Common Stock representing at least 10% of the Common Stock then outstanding, such that the Company is informed of when this obligation terminates; provided, that such obligation of such Lead Stockholder to notify the Company shall be deemed satisfied if such Lead Stockholder makes a filing under Section 16 of the Securities Exchange Act of 1934 reflecting such change in the Common Stock Beneficially Owned by such Lead Stockholder. The determination of the percentage of the Common Stock outstanding owned by each Lead Stockholder for purposes of Section 2(d) shall be based on the percentage of the Common Stock then outstanding Beneficially Owned by each Lead Stockholder (“Lead Stockholder Voting Control”) immediately prior to the mailing to stockholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission). Unless a Lead Stockholder notifies the Company otherwise prior to the mailing to stockholders of the Director Election Proxy Statement relating to an election of Directors, the Nominees for such election shall be presumed to be the same Nominees currently serving on the

Board, and no further action shall be required of any Lead Stockholder for the Board to include such Nominees on the Board’s Slate; provided, that, in the event a Lead Stockholder is no longer entitled to nominate the full number of Nominees then serving on the Board, such Lead Stockholder shall provide advance written notice to the Company of which currently serving Nominee(s) may be excluded from the Board Slate, and of any other changes to the list of Nominees. If a Lead Stockholder fails to provide such notice prior to the mailing to stockholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission), a majority of the independent directors then serving on the Board shall determine which of the Nominees of such Lead Stockholder then serving on the Board in the class that is up for reelection will be included in the Board’s Slate.
(b)    At any time that a Lead Stockholder shall have any nomination rights under Section 2, the Company shall not take any action, including making or recommending any amendment to Company’s Certificate of Incorporation or Bylaws (each as may be further amended, supplemented or waived in accordance with its terms) that could reasonably be expected to adversely affect a Lead Stockholder’s rights under this Agreement, in each case without the prior written consent of the adversely affected Lead Stockholder.
4.    Committees. From and after the Effective Date until such time as any Lead Stockholder ceases to Beneficially Own Common Stock representing at least 10% of the Common Stock then outstanding, such Lead Stockholder shall have the right to designate one member of each committee of the Board; provided, that any such designee shall be a Director and shall be eligible to serve on the applicable committee under applicable law or stock exchange listing standards, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for newly public companies and any applicable phase-in periods). Any additional committee members shall be determined by the Board. Nominees designated to serve on a Board committee shall have the right to remain on such committee until the next election of Directors, regardless of the level of Lead Stockholder Voting Control following such designation. Unless a Lead Stockholder notifies the Company otherwise prior to the time the Board takes action to change the composition of a Board committee, and to the extent the applicable Lead Stockholder has the requisite Lead Stockholder Voting Control for such Lead Stockholder to nominate a Board committee member at the time the Board takes action to change the composition of any such Board committee, any Nominee currently designated by the applicable Lead Stockholder to serve on a committee shall be presumed to be re-designated for such committee.
5.    Major Actions. In addition to any voting requirements contained in the Certificate of Incorporation or the Bylaws (or similar governing documents) of the Company or any of its Subsidiaries, the following actions shall not be taken by the Company or any of its Subsidiaries, directly or indirectly (whether by merger, consolidation or otherwise), including any proposal by the Board to put to the vote of the stockholders of the Company with respect thereto, without the prior written consent of:

(a)    the GA Stockholder for so long as the GA Stockholder Beneficially Owns shares of Common Stock representing at least 25% of the Common Stock then outstanding:
(i)    any acquisition or disposition in which aggregate consideration is greater than $250,000,000 in a single transaction or series of related transactions;
(ii)    any transaction in which any Person or group acquires more than 50% of the then outstanding capital stock of the Company or the power to elect a majority of the members of the Board;
(iii)    any incurrence or refinancing of Indebtedness of the Company and its Subsidiaries to the extent such incurrence or refinancing would result in the Company and its Subsidiaries having Indebtedness in excess of $750,000,000 principal amount in the aggregate;
(iv)    hiring or termination of the chief executive officer of the Company;
(v)    any increase or decrease in the size of the Board;
(vi)    any reorganization, recapitalization, voluntary bankruptcy, liquidation, dissolution or winding-up;
(vii)    any repurchase or redemption of capital stock of the Company (other than (x) on a pro rata basis, (y) pursuant to an open market plan approved by the Board or (z) accepting shares from recipients of awards under the Company’s equity incentive plan in satisfaction of the obligation of such recipients to pay the exercise price of options or reimburse the Company for income tax withholding deposits paid by the Company on behalf of such recipients, or repurchase from employees following their departure);
(viii)    any payment or declaration of dividends on capital stock of the Company;
(ix)    any entry into a joint venture involving amounts in excess of $50,000,000; or
(x)    adoption of a poison pill or similar rights plan.
(b)    the Trident Stockholder until the earlier of such time as (x) the Trident Stockholder and its affiliates cease to Beneficially Own at least 75% of the shares of Common Stock Beneficially Owned by the Trident Stockholder and its affiliates as of the date hereof or (y) the GA Stockholder ceases to Beneficially Own shares of Common Stock representing at least 25% of the Common Stock then outstanding:
(i)    any acquisition or disposition in which aggregate consideration is greater than $250,000,000 in a single transaction or series of related transactions;
(ii)    any reorganization, recapitalization, voluntary bankruptcy, liquidation, dissolution or winding-up (other than a sale of the Company, however structured);

(iii)    any repurchase or redemption of capital stock of the Company from the GA Stockholder (other than (x) on a pro rata basis or (y) pursuant to an open market plan approved by the Board ); or
(iv)    the entry into, or amendment of, any agreement or arrangement with the GA Stockholder or any of its Affiliates other than the Company or any of its Subsidiaries (excluding ordinary course, arm’s length commercial transactions).
(c)    the GA Stockholder for so long as the GA Stockholder Beneficially Owns shares of Common Stock, any amendment to this Agreement, the Certificate of Incorporation or the Bylaws, if such amendment is adverse to the rights of the GA Stockholder (including, for the avoidance of doubt, Article Eight of the Certificate of Incorporation).
(d)    the Trident Stockholder for so long as the Trident Stockholder Beneficially Owns shares of Common Stock, any amendment to this Agreement, the Certificate of Incorporation or the Bylaws, if such amendment is disproportionately adverse to the rights of the Trident Stockholder as compared to the rights of the GA Stockholder (including, for the avoidance of doubt, Article Eight of the Certificate of Incorporation).
6.    Books and Records; Access. For so long as any Lead Stockholder Beneficially Owns at least 5% of the Common Stock then outstanding, and subject to Section 7, the Company shall, and shall cause its Subsidiaries to, permit such Lead Stockholder and its designated representatives (i) to inspect, review and/or make copies and extracts from the books and records of the Company or any of such Subsidiaries, upon reasonable prior notice to the Company and at reasonable times, (ii) to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary, (iii) if the Company is not a public reporting company, to receive unaudited quarterly financial statements and audited annual financial statements, (iv) to receive monthly management reports, (v) to access operating and capital expenditure budgets, periodic information packages relating to the operations and cash flows of the Company and other reports to the extent otherwise prepared and (vi) to reasonably request other information. Notwithstanding the foregoing, the Company shall not be required pursuant to this Section 6 to disclose to any Person any information that counsel to the Company or the Board determines in good faith is subject to attorney-client or other privilege that would potentially be lost or waived through the disclosure of such information to such person; provided, that the Company (x) has used its reasonable best efforts to enter into arrangements pursuant to which it may provide such information to the Lead Stockholders without the loss of any such privilege and (y) provides all information other than the portions thereof which are required to be withheld to protect such privilege.
7.    Confidential Information. The Company recognizes that Lead Stockholders and their Nominees (a) will from time to time receive non-public information concerning the Company, and (b) may share such information with other individuals associated with the Lead Stockholder that designated such Nominee. The Company hereby irrevocably consents to such sharing, subject to the terms of this Section 7. Each Lead Stockholder agrees that it will keep confidential and not disclose or divulge to any third party, or use for any purpose, other than to monitor its investment in the Company and its Subsidiaries, any confidential information regarding the

Company it receives from the Company or a Nominee, unless such information (x) is known or becomes known to the public in general, (y) is or has been independently developed or conceived by such Lead Stockholder without use of the Company’s confidential information or (z) is or has been made known or disclosed to such Lead Stockholder by a third party without a breach of any obligation of confidentiality such third party may have; provided, however, that a Lead Stockholder may disclose confidential information (i) to its Affiliates (other than portfolio companies), (ii) to each of its and its Affiliates’ (other than portfolio companies) attorneys, accountants, consultants, advisors and other professionals to the extent necessary to obtain their services in connection with evaluating the information, or (iii) as may be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided, that such Lead Stockholder takes reasonable steps to minimize the extent of any required disclosure described in this clause (iii); provided, further, that each Lead Stockholder shall be responsible for compliance with this Section 7 by its Affiliates and advisors described in the foregoing clauses (i) and (ii). For the avoidance of doubt, receipt of confidential information described in this Section 7 will not be imputed to a portfolio company of the applicable Lead Stockholder solely by virtue of the fact that a director, officer, consultant, agent, advisor or employee of such Lead Stockholder or any of its Affiliates (who is also a director, officer, consultant, agent or advisor of such portfolio company) (such an individual, a “Dual Hat Person”) has received such confidential information unless such Person conveys, shares or communicates, in any manner, such confidential information to such portfolio company or any such portfolio company’s other directors, officers, managers or employees (other than another Dual Hat Person). The Lead Stockholders acknowledge and agree that they are aware that the U.S. securities laws prohibit any person who has material non-public information from purchasing or selling securities of the Company, or from communicating such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
8.    Indemnification.
(a)    The Company agrees to indemnify and hold harmless each Lead Stockholder, its respective directors, officers, partners, members, managers, Affiliates and controlling persons (each, an “Stockholder Indemnitee”) from and against any and all liability, including, without limitation, all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (together the “Losses”), incurred by such Stockholder Indemnitee before or after the date of this Agreement to the extent arising out of, resulting from, or relating to (i) such Stockholder Indemnitee’s purchase, current ownership and/or previous ownership (including ownership of the equity of the Company or its predecessors prior to the initial public offering) of any Common Stock or (ii) any litigation to which any Stockholder Indemnitee is made a party in its capacity as a stockholder or current or prior owner of securities (or as a director, officer, partner, member, manager, Affiliate or controlling person of any Lead Stockholder) of the Company; provided, that the foregoing indemnification rights in this Section 8(a) shall not be available to the extent that (v) any such Losses are incurred as a result of such Stockholder Indemnitee’s willful misconduct or gross negligence; (w) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to it or as a result of the material breach of such Stockholder Indemnitee of this Agreement or any other agreement between the Company or any Subsidiary of the Company, on the one hand, and such Stockholder Indemnitee, on the other hand; (x) any legal proceeding brought by a Stockholder Indemnitee against the Company or its Subsidiaries; (y) any matter with respect to which any Stockholder Indemnitee or its Affiliate has express indemnification obligations to the Company, any Subsidiary or any Affiliate of any of the foregoing or (z) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law or public policy. For purposes of this Section 8(a), none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Stockholder Indemnitee as to any previously advanced indemnity payments made by the Company under this Section 8(a), then such payments shall be promptly repaid by such Stockholder Indemnitee to the Company. The rights of any Stockholder Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Section 8(a), to the extent that any Stockholder Indemnitee is indemnified for Losses, except as set forth in Section 8(d), the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Stockholder Indemnitee to which such payment is made against all other Persons. Such Stockholder Indemnitee shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this Section 8(a) or to assume the defense thereof, with counsel reasonably satisfactory to such Stockholder Indemnitee unless, in the reasonable judgment of the Stockholder Indemnitee, a conflict of interest between the Company and such Stockholder Indemnitee may exist, in which case such Stockholder Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor. Except as set forth above, should the Company assume such defense all further defense costs of the Stockholder Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder. The Company will not without the prior written consent of the Stockholder Indemnitee (which consent shall not be unreasonably withheld) effect any settlement of any threatened or pending third party claim in which such Stockholder Indemnitee is or could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money by the Company and includes an unconditional release of such Stockholder Indemnitee from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying an Stockholder Indemnitee, shall, if and to the extent permitted by law, contribute to the amount paid or payable by such Stockholder Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Stockholder Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

(b)    The Company agrees to pay or reimburse the Lead Stockholders for (i) all reasonable costs and expenses (including reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with or related to drafting, negotiating, reviewing and/or entering into this Agreement, the Registration Rights Agreement and all other agreements, documents, certificates and instruments related to the initial public offering and the reorganization of the Company in connection therewith, (ii) all costs and expenses of such Lead Stockholder (including reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with (1) the consent to any departure by the Company or any of its Subsidiaries from the terms of any provision of this Agreement or any related agreements and (2) the successful enforcement or exercise by such Lead Stockholder of any right granted to it or provided for hereunder, (iii) all out-of-pocket fees and expenses of complying with all applicable securities laws, (iv) all out-of-pocket road show, printing, messenger and delivery expenses in connection with the preparation for and the execution of the initial public offering, (v) any other expenses in connection with the preparation for and the execution of the initial public offering and (vi) all reasonable out-of-pocket expenses incurred by each Lead Stockholder and each of their respective Affiliates in connection with the monitoring and/or overseeing of their investment in the Company.
(c)    The Company and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of each of the Company’s Subsidiaries. The Company and its Subsidiaries shall enter into director indemnification agreements substantially in the form approved in connection with the initial public offering of the Company and attached as Exhibit A hereto, with each of the Nominees.
(d)    The Company hereby acknowledges that the Stockholder Indemnitee may have certain rights to advancement and/or indemnification by certain Affiliates of the GA Stockholder or certain Affiliates of the Trident Stockholder (collectively, the “Fund Indemnitors”).  In all events, (i) the Company hereby agrees that it is the indemnitor of first resort (i.e., its obligation to a Stockholder Indemnitee to provide advancement and/or indemnification to such Stockholder Indemnitee are primary and any obligation of the Fund Indemnitors (including any Affiliate thereof other than the Company) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of the Fund Indemnitors to provide insurance coverage, for the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Stockholder Indemnitee are secondary and it irrevocably waives any claims against the Fund Indemnitors for contribution, subrogation, reimbursement or any other recovery of any kind for which the Company is liable pursuant to this Agreement and the Company’s by-laws or charter and (ii) if any Fund Indemnitor (or any Affiliate thereof, other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Stockholder Indemnitee, then (x) such Fund Indemnitor (or such Affiliate, as the case may be) shall be fully subrogated to all rights of such Stockholder Indemnitee with respect to such payment and (y) the Company shall fully indemnify, reimburse and hold harmless such Fund Indemnitor (or such other Affiliate, as the case may be) for all such payments actually made by such Fund Indemnitor (or such other Affiliate, as the case may be).
9.     Amendment and Waiver. Any provision of this Agreement may be amended or waived (in each case, including by merger, consolidation or otherwise) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and each Lead Stockholder that Beneficially Owns at least 5% of the Common Stock then outstanding, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that any amendments to Section 8 of this Agreement shall require the prior written consent of each Lead Stockholder regardless of such Lead Stockholders’ Beneficial Ownership of Common Stock. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The Lead Stockholders shall not be obligated to nominate all (or any) of the Nominees they are entitled to nominate pursuant to this Agreement for any election of Directors but the failure to do so shall not constitute a waiver of rights hereunder with respect to future elections; provided, however, that in the event a Lead Stockholder fails to nominate all (or any) of the Nominees it is entitled to nominate pursuant to this Agreement prior to the mailing to stockholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission), the Board shall be entitled to nominate individuals in lieu of such Nominees for inclusion in the Board’s Slate and the applicable Director Election Proxy Statement with respect to the election for which such failure occurred and such Lead Stockholder shall be deemed to have waived its rights hereunder with respect to such election; The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
10.    Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of each Lead Stockholder that Beneficially Own shares of Common Stock representing at least 5% of the Common Stock then outstanding; for the avoidance of doubt, a Sale of the Company does not constitute an assignment. Except as otherwise expressly provided in Section 11, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.
11.    Assignment. Upon written notice to the Company, each Lead Stockholder may assign to any Affiliate (other than a portfolio company) all of its rights hereunder and, following such assignment, such assignee shall be deemed to be a “Lead Stockholder” for all purposes hereunder.
12.    Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

13.    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.
14.    Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the parties agrees that service of process upon such party at the address referred to in Section 21, together with written notice of such service to such party, shall be deemed effective service of process upon such party.
15.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
16.    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral among the parties with respect to the subject matter hereof.
17.    Termination. This Agreement shall terminate upon the earliest to occur of any one of the following events: (a) (i) with respect to the GA Stockholder only, at such time as the GA Stockholder no longer Beneficially Owns shares of Common Stock representing at least 5% of the Common Stock then outstanding and (ii) with respect to the Trident Stockholder only, at such time as the Trident Stockholder no longer Beneficially Owns shares of Common Stock representing at least 5% of the Common Stock then outstanding, (b) the unanimous written consent of the parties hereto and (c) Sale of the Company. Notwithstanding the foregoing, Sections 8 through 24 shall survive any termination of this Agreement.
18.    Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
19.    Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.
20.    Specific Performance. Each of the parties hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.
21.    Notices. All notices, requests and other communications to any party shall be in writing (including email or similar writing) and shall be given:
If to the Company:
c/o HireRight Holdings Corporation
100 Centerview Drive, Suite 300
Nashville, TN 37214
Attention: General Counsel
Email: brian.copple@hireright.com
With a copy to (which shall not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Matt Abbott; John Kennedy; Cullen Sinclair
Email: mabbott@paulweiss.com; jkennedy@paulweiss.com; csinclair@paulweiss.com
If to the GA Stockholder or any of its Nominees:
c/o General Atlantic Service Company, L.P.
55 East 52nd Street, 33rd Floor
New York, NY 10055
Attention: Chris Lanning
Email: clanning@generalatlantic.com
With a copy to (which shall not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Matt Abbott; John Kennedy; Cullen Sinclair
Email: mabbott@paulweiss.com; jkennedy@paulweiss.com; csinclair@paulweiss.com
If to the Trident Stockholder or any of its Nominees:
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Attention: David Wermuth
Email: dwermuth@stonepoint.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 21 during regular business hours.
22.    Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.
23.    Interpretation. Each of the parties hereto acknowledges that each party has been represented by legal counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
24.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties. An executed copy or counterpart hereof delivered by facsimile shall be deemed an original instrument.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

HIRERIGHT HOLDINGS CORPORATION

By:
Name:
Title:
[Signature Page to Stockholders Agreement]

GAPCO AIV INTERHOLDCO (GS), L.P

By:	General Atlantic (SPV) GP, LLC,
its general partner

By:	General Atlantic L.P.,
its sole member

By:
	Name:	Thomas J. Murphy
	Title:	Managing Director

GA AIV-1 B INTERHOLDCO (GS), L.P.

By:	General Atlantic (SPV) GP, LLC,
its general partner

By:	General Atlantic L.P.,
its sole member

By:
	Name:	Thomas J. Murphy
	Title:	Managing Director

GA AIV-1 A INTERHOLDCO (GS), L.P.

By:	General Atlantic (SPV) GP, LLC,
its general partner

By:	General Atlantic L.P.,
its sole member

By:
Name:		Thomas J. Murphy
Title:		Managing Director
[Signature Page to Stockholders Agreement]

General Atlantic (HRG) Collections, L.P.

By:	General Atlantic (SPV) GP, LLC,
its General Partner

By:	General Atlantic L.P.,
its sole member

By:
	Name:	Thomas J. Murphy
	Title:	Managing Director

TRIDENT VII, L.P.

By:	Stone Point Capital LLC, its manager

By:
	Name:	Stephen Levey
	Title:	Managing Director & Counsel

TRIDENT VII PARALLEL FUND, L.P.

By:	Stone Point Capital LLC, its manager

By:
	Name:	Stephen Levey
	Title:	Managing Director & Counsel

TRIDENT VII DE PARALLEL FUND, L.P.

By:	Stone Point Capital LLC, its manager

By:
	Name:	Stephen Levey
	Title:	Managing Director & Counsel

TRIDENT VII PROFESSIONALS FUND, L.P.

By:	Stone Point Capital LLC, its manager

By:
	Name:	Stephen Levey
	Title:	Managing Director & Counsel
[Signature Page to Stockholders Agreement]